EXHIBIT 10.3

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (the “Lock-Up Agreement”) dated as of May____, 2021 (the “Closing Date”), is by and between Kyle Hill (“Hill”) and Troika Media Group, Inc., a Nevada corporation (“Troika”).

W I T N E S S E T H:

WHEREAS, as of the date hereof Troika, Redeeem Acquisition Corp., a California corporation (the “Subsidiary”), Hill and Redeeem, LLC, a California limited liability company (“Redeeem”), have entered into an Asset Purchase Agreement (the “APA”) pursuant to which the Subsidiary has acquired all of the assets and certain of the liabilities of Redeeem on the date of this Lock-Up Agreement for, among other things, an aggregate amount of restricted shares of Common Stock of Troika (the “Troika Shares”) to be issued to Hill, and the other designees of Redeeem set forth in Schedule 2.05 of the APA (collectively, the “Designees”), equal to Ten Million Eight Hundred Ninety Thousand ($10,890,000) Dollars priced at the Strike Price (as defined in the APA);

WHEREAS, certain of the Troika Shares are being held in escrow (the “Escrow Shares”) pursuant to that certain Escrow Agreement, dated as of the date hereof, by and among Troika, the Subsidiary, the Escrow Agent and Designees (the “Escrow Agreement”);

WHEREAS, in the event any of the Troika Shares assigned to third parties revert back to Hill, they shall be aggregated with Hill’s Troika Shares and be subject to the terms and conditions of the Lock- Up Agreement; and

WHEREAS, pursuant to the APA, Hill shall not sell, transfer or otherwise dispose of the Troika

Shares, except as set forth in this Lock-Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Lock-Up Agreement, the parties hereto hereby agree as follows:

SECTION 1.

(a) The resale of a number of the Troika Shares issued in accordance with Section 2.05(iii) of the APA, equal to $6,582,400 divided by the Strike Price (as of the date of issuance and as may be adjusted for any stock splits, stock dividends, and the like) (the “Lock-Up Shares”), shall be according to the following schedule:

(i)

Beginning on the execution of this Lock-Up Agreement (the “Closing Date”) through the twelve-month anniversary thereafter (the “Lock-Up Period”), Hill shall not be entitled to sell any of the Lock-Up Shares;

(ii)

For the period commencing on the expiration of the Lock-Up Period, when one-third of the Lock-Up Shares shall vest, through the second anniversary of the Closing Date, provided sales may be permitted under an effective registration statement, or pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), Hill shall be entitled to sell one-third (1/3) of the Lock-Up Shares (less any Escrow Shares forfeited);

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(iii)

For the period commencing on the second anniversary date of the Closing Date through the third anniversary date of the Closing Date, Hill shall be entitled to sell two-thirds (2/3) of the Lock-Up Shares (less any Escrow Shares forfeited) on a cumulative basis; and

(iv)

Following the third anniversary of the Closing, Hill shall be entitled to sell all of the Lock-Up Shares (less any Escrow Shares forfeited) (including all amounts of the Escrow Shares released in accordance with the terms of the Escrow Agreement).

(b) Notwithstanding anything to the contrary herein, the release or reduction of the Escrow Shares shall be subject to the terms of this Lock-Up Agreement, and nothing contained herein shall restrict or modify the rights of Troika in connection with any claims of indemnification under the APA or reduction of the Escrow Shares under the Escrow Agreement.

(c) Any sales of Troika Shares in violation of this Lock-Up Agreement by Hill shall constitute an event of default under this Lock-Up Agreement and an equal number of Lock-Up Shares shall be forfeited by Hill and redeemed by the Company, including, but not limited to, the cancellation of any Escrow Shares as contemplated by the Escrow Agreement. Notwithstanding the foregoing, any sale or transfer (a “Transfer”) of Lock-Up Shares to an employee of Troika or Subsidiary (such person being a “Transferee”) shall not be an event of default under this Lock-Up Agreement provided that, (i) Troika is provided with not less than thirty (30) days prior written notice of the Transfer and (ii) prior to the effective date of the Transfer, Transferee shall execute and deliver a Lock-Up Agreement in substantially the same form.

(d) Hill acknowledges that his breach or impending violation of any of the provisions of this Lock-Up Agreement may cause irreparable damage to Troika for which remedies at law would be inadequate. Hill further acknowledges that the provisions set forth herein are essential terms and conditions of the APA, and this Lock-Up Agreement. Hill therefore agrees that Troika shall be entitled to a decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by Hill and Troika hereby consents to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of New York. This remedy shall be in addition to all other remedies available to Troika at law or equity. If any portion of this Section 1 is adjudicated to be invalid or unenforceable, this Section 1 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 1 in the jurisdiction in which such adjudication is made.

(e) Troika Shares shall not at any time be used to cover “short” sales of Troika Common Stock.

SECTION 2. Subject to Section 5 hereunder, this Lock-Up Agreement shall inure to the benefit of and be binding upon Troika, Company, Hill, each of their successors and assigns, heirs, executors, administrators, legatees and legal representatives (as applicable).

SECTION 3. Should any part of this Lock-Up Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Lock-Up Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Lock-Up Agreement without including therein any portion which may for any reason be declared invalid.

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SECTION 4. This Lock-Up Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

SECTION 5. This Lock-Up Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignments in violation thereof shall be null and void.

SECTION 6.

(a) All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

If to Hill:	If to Troika:

Kyle Hill 1227 11th Street, Unit A Santa Monica, CA 90401 Telephone: (____) ______ ______ E-Mail: kyle@redeeem.com	Troika Media Group, Inc. 1715 N. Gower Street Los Angeles, CA 90028 Telephone: (508) 740-2220 E-Mail: mtenore@troikamedia.com Attention: Michael Tenore, General Counsel

With a copy (for informational purposes only) to:	With a copy (for informational purposes only) to:

Gary Marshall, Esq. Osler, Hoskin & Harcourt LLP ___________________________ ___________________________ Telephone: (____) ______ ______ E-Mail: gmarshall@osler.com	Davidoff Hutcher & Citron LLP 605 Third Avenue New York, NY 10158 Telephone: (646) 428-3210 E-Mail: ehl@dhclegal.com Attention: Elliot H. Lutzker, Esq.

(b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

SECTION 7. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Lock-Up Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Lock-Up Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the day and year first written above.

TROIKA MEDIA GROUP, INC.

By:
Name:
Title:

Seller:

By:
Kyle Hill

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